Exhibit (99.1a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-58632, 333-42546 and 333-105796) of Lifeline Systems, Inc. of our report dated July 30, 2004 relating to the financial statements of The Lifeline Employees’ Savings and Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 30, 2004